EXHIBIT 2.2


             AMENDMENT TO AGREEMENT REGARDING THE SALE AND PURCHASE
                          OF THE ENRAF-NONIUS COMPANIES

                                 (THE "DEED")

                                 by and between

                             HENLEY HEALTHCARE B.V.


                                       and


                        DELFT INSTRUMENTS NEDERLAND B.V.

                      DELFT INSTRUMENTS INTERNATIONAL B.V.

                       BEHEERMMTSCHAPPIJ ELEKTROPTIK B.V.

                          DELFT INSTRUMENTS FRANCE S.A.

                  B.V. INDUSTRIELE HOUDSTERMAATSCHAPPIJ ODELCA

                          ENRAF-NONIUS TECHNOLOGY B.V.

                         BEHEERMAATSCHAPPIJ OLDELFT B.V.

                             DIMEQ VERWALTUNGS GMBH

                N.V. VERENIGDE INSTRUMENTENFABRIEKEN ENRAF-NONIUS
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      This Deed is made this 29th day of May 1998;

      by and between

     1. HENLEY HEALTHCARE B.V., having its registered office at Delft, Rontgenweg 1, hereinafter referred to as the "Purchaser";

      and

     2. DELFT INSTRUMENTS NEDERLAND B.V. ("DIN") having its registered office at Mercuriusweg 1, (2624 BC) Delft, the Netherlands, herein represented by R.V. Kingma and E.H. de Groot,

     3. DELFT INSTRUMENTS INTERNATIONAL B.V. having its registered office at Mercuriusweg 1, (2624 BC) Delft, the Netherlands, herein represented by R.V. Kingma and J.P. Verhaar,

     4. BEHEERMAATSCHAPPIJ ELEKIROPTIK B.V. having its registered office at Mercuriusweg 1(2624 BC) Delft, the Netherlands, herein represented by J.P. Verhaar,

     5. DELFT INSTRUMENTS FRANCE S.A. having its registered office at 15, Rue Paul Langevin, ZAC Les Beaudottes, 93270 Sevran, France herein represented by E. van 't Hooft,

     6. B.V. INDUSTRIELE HOUDSTERMAATSCHAPPIJ ODELCA having its registered office at Mercuriusweg 1, (2624 BC) Delft, the Netherlands, herein represented by J.P. Verhaar,

     7. ENRAF-NONIUS TECHNOLOGY B.V. having its registered office at Mercuriusweg 1, (2624 BC) Delft, the Netherlands, herein represented by R.V. Kingma,

     8. BEHEERMMTSCHAPPIJ OLDELFT B.V. having its registered office at Mercuriusweg 1, (2624 BC) Delft, the Netherlands, herein represented by J.P. Verhaar,

     9. DIMEQ VERWALTUNGS GMBH having its registered office at Obere Dammstrasse 8-10, 42653 Solingen, Germany, herein represented by J.P. Verhaar,

     10. N.V. VERENIGDE INSTRUMENTENFABRIEKEN ENRAF-NONIUS herein represented by J.P. Verhaar,
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     2 up to and including 10 hereinafter jointly and/or individually referred to as: the "SELLER";

     WHEREAS:

     (A) The Parties signed on 6 March 1998 an agreement with respect to the sale and purchase of the Enraf-Nonius companies (the "PURCHASE AGREEMENT"), which was deposited with mr. D.F.M.M. Zaman, notary public at Rotterdam, on 6 March 1998;

     (B) The Parties wish to amend the Purchase Agreement as is set out hereinafter:

     HAVE AGREED AS FOLLOWS:

     ARTICLE 1
     DEFINITIONS

 1.1 Capitalised terms used in this Deed shall have the meanings ascribed to them in Schedule 1 attached to the Purchase Agreement, except as the context may otherwise require.

     ARTICLE 2
     APPLICABLE TERMS AND CONDITIONS
2.1  The terms and conditions of
     the Purchase Agreement apply to this Deed. In case of any conflict between the terms of these agreements, the terms of this Deed will prevail.

     ARTICLE 3
     SCHEDULES AND AMENDMENTS
3.1 The Parties herewith amend the Schedules to the Purchase Agreement as is set out in
     EXHIBIT 1.

3.2 The Parties herewith amend the Annexes to the Purchase Agreement as is set out in
     EXHIBIT 2.

     ARTICLE 4
     PROPERTY, ENVIRONMENTAL AND PURSUIT MATTERS
4.1 The Parties wish to replace articles 15, 16 and 17 of Schedule 16 with the following articles:

     15.   BUSINESS PREMISES AND REAL ESTATE

           15.1 The Companies have held and hold, at the latest at the Completion Date, good, valid and enforceable title to the premises (i.e. land and buildings to carry out their Business (the "BUSINESS PREMISES"). In particular, these Business Premises are
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                    - free from attachments ("BESLAGEN") and/or registrations
                      thereof;
                    - free from personal ("KWALITATIEVE") obligations,
                      easements ("ERF-DIENSTBAARHEDEN") and other right IN REM, special charges, perpetual clauses and other encumbrances, except as set out in the relevant title deeds or public registers.

                  The movable property ("ROERENDE ZAKEN") intended to permanently serve the - within the meaning of Article 254 of Book 3 of the Dutch Civil Code - is free from any encumbrances or third party rights.

            15.2 The warranty set forth in Article 15.1 above also applies to the real estate owned EN in Brunssum (the "BRUNSSUM REAL ESTATE")

            15.3 None of the Companies will, at Completion Date, hold any ownership title or rights to real estate, hold any right IN REM ("beperkte rechten") to real estate or be under an option or contractual obligation to purchase or lease any real estate.

                  All leases and other contractual agreements entitling the Companies to use, occupy or hold the Business Premises upon which they conduct their business at the Signing Date are set out in Annexes 13 and 14. All Tenancy and Service Agreements referred to in Article 5 of the Agreement are set out in Schedules 13 and 14.

            15.4 The Companies do not hold any title or right, whether "in rem", personal or contractual, to real estate other than the Business Premises.

            15.5 None of the Companies is under any obligation to carry out improvements or repairs of (part of) the Business Premises or Brunssum Real Estate, nor has any of the Companies received any orders or instructions with respect to any improvements or repairs other than those related to the pending environmental permit application with respect to the Rontgenweg-site.

            15.6 None of the Companies has made any renovation or alteration of the Business Premises and/or Brunssum Real Estate other than on the basis of and in conformity with the prior permission or consent from the relevant landlords and/or - to the extent applicable and with the exception of the renovation and alternation of the Rontgenweg-site as a result of which an environmental permit application has been filed - the relevant governmental or quasi-governmental entities.

            15.7 The development, use and construction at or of the Business Premises applicable laws, regulations, permits, plans, approvals or consents - or exemptions therefrom - in respect to zoning, planning and building with the
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                  exception of the use and construction of the Rontgenweg-site with respect to the Wet Milieubeheer.

            15.8 In connection with the Business Premises and/or the Brunssum Real Estate no subsidies or other types of financial aid have been granted or applied for in respect of which any of the Companies are required to fulfil any conditions or are otherwise subject to any other obligations or restrictions.

      16.   ENVIRONMENTAL MATTERS

            16.1 Each of the Companies has at all times conducted and conducts its operations and business in compliance with the applicable, environmental, health, workers safety and working conditions laws, regulations, rules and orders. EN has not yet complied with the ARBO-legislation. None of the Companies has received any notice, report or other communication claiming, stating or alleging violation of or non-compliance with any such law, regulation, rule or order.

            16.2 None of the Companies is party to or otherwise required to comply with any environmental agreement ("MILIEUCONVENANT", "MILIEUBELEIDSOVEREENKOMST").

            16.3 None of the Companies has generated, handled, used, stored, treated, discarded or disposed of a dangerous substance or waste substance whether at the Business Premises or at any other location - in a manner which materially and adversely affected or affects human health, workers safety or the environment or which would render any of the Companies liable for substance removal costs, for health care expenses or for environment restoration expenses.

            16.4 The soil or soil water at or underneath the Business Premises, except for the Rontgenweg-site and the Brunssum Real Estate and the air at or above these premises are not contaminated or polluted.

                  None of the Companies is under any obligation to investigate, survey or to research on the soil or soil water at or underneath the Business Premises and Brunssum Real Estate or to take safety measures, preventative or corrective action or clean-up measures with respect to such soil and soil water. The condition of the soil or soil water at or underneath the aforementioned premises will not in any way hinder or complicate the obtaining of building, zoning, or planning permits for construction or

            16.5 None of the Companies is liable to any third party (including but not limited to a public or semi-public authority, governmental or semi-governmental body) for the condition of the soil, soil water or the air, whether on the basis of civil law, administrative law or a specific law or regulation, such as the Dutch Soil Protection Act ("WET BODEMBESCHERMING") or the Flemish Soil Sanitation Act ("DECREET BODEMSANERING").

      17.   PERMITS

            17.1 The Companies have obtained all licenses, permits, consents, approvals and filed all notifications, forms and documents - including these required under environmental law - necessary for the current operations and business and the unhindered continuation thereof (hereafter "the PERMITS") with the exception of the pending environmental permit with respect to the Rontgenweg-site. Each of the Permits is in full force and effect and not subject to any administrative or judicial review.

            17.2 The Companies have conducted and conduct their operations and business in accordance with these Permits and their terms and conditions.

            17.3 There are no facts or circumstances likely to give rise to an amendment, cancellation, revocation, non-prolongation or non-renewal of a Permit or likely to give rise to a permit refusal or the grant of an unreasonably burdensome permit for any Permit application that is pending at the Agreement Date or Completion Date.

      ARTICLE 5
      DUE DILIGENCE
5.1 Purchaser has conducted further due diligence with respect to the Companies (excl. Enraf-Nonius Iberica S.A.). All the further disclosed information is attached as EXHIBIT 3.This further disclosed information provided by or on behalf of the Seller to the Purchaser or its advisors shall, in as far as the subject of the disclosed information relates to the content of representations and warranties in Schedule 16 of the Purchase Agreement, discharge the Seller from its obligation with respect to the representations and warranties set out in the Warranties Schedule referred to in Article 6.1 of the Purchase Agreement and the obligations referred to in Article 7 and 8 of the Purchase Agreement.

      ARTICLE 6
      INDEMNIFICATION
6.1 The Seller shall indemnify EN for and hold EN harmless against any and all liabilities, damages and expenses, of whichever nature, which arise for EN on account of the following matters:
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      *     the lack of a valid and effective Permit for the premises and operations at the Rontgenweg-site in Delft (environmental permit application is pending) in as far as EN is not obliged to pay these expenses under the Rontgenweg Tenancy and Services Agreement, and;

      * the soil and soil water contamination in as far as existing at the Completion Date at the Rontgenweg-site in Delft and the Brunssum Real Estate;

6.2 The Seller's duty to indemnify and hold harmless is not subject to any of the conditions stated in articles 7.4, 7.5, 7.6 or 8.1 of the Purchase Agreement, it being understood that the total amount of indemnities to be paid by the Seller will not exceed an amount of NLG 5,450,000 (in words: five million four hundred and fifty thousand Dutch Guilders).

      ARTICLE 7
      TAX MATTERS
      The Seller shall be responsible for any tax liabilities arising at the level of the acquired Companies from recaptures relating to tax positions taken prior to the acquisition date. These tax positions may have been taken by the Seller or one of its affiliates. In order to avoid miscommunications, Seller will send the 1997 Dutch corporate income tax returns, as far as they are relevant for the tax position of the Companies, for review to the Purchaser before they shall be send to the tax authorities.

      ARTICLE 8
      MISCELLANEOUS
8.1 EN will not acquire the shares in Enraf-Nonius Iberica S.A. as referred to in whereas (B) under (i) and Article 3.2.6 of the Purchase Agreement. Delft Instruments International B.V. will sell and transfer these shares to Prim S.A. prior to the Completion Date and the Seller guarantees and procures that the Purchaser will receive the amounts of this sale and transfer as mentioned in article 2 of the Shares Purchase and Sale Agreement between Prim S.A. and Delft Instruments International B.V.

8.2 "Article 11.5" in Article 3.2.10 of the Purchase Agreement should read "Article 11.4"

8.3 "(the "Balance ")"in the seventh line of Article 4.5 of the Purchase Agreement should be deleted.

8.4   On Completion Date:

      8.4.1   AIM B.V. and EN will enter into transition agreement B

      8.4.2 DIN and Enraf-Nonius B.V. will enter into an agreement with respect to Medi Lease Finans B.V.
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      8.4.3   DIN and EN will enter into a services agreement.

      8.4.4   Henley Healthcare Inc will sign a Guaranty.

      8.4.5   The Companies and DIN will enter into a release agreement.

      8.4.6 The Purchaser and DIN will enter into a deed of assignment with respect to the claim known to parties as the "French Claim".

      8.4.7 EN, DIN and Henley Healthcare Inc will enter into a reimbursement agreement.

      8.4.8 DIN will provide the Purchaser with a bankguarantee amounting to NLG 7,000,000 (in words: seven million dutch guilders).

      8.4.9   EN, DIN and AIM will enter into agreement and deed of pledge.

8.5 The Purchaser will not acquire all shares in Enraf-Nonius S.A. (France) since it will not acquire the 100 shares currently held by mr L. de Jong.

8.6 'Net Sales Volume" in the sixth line of Article 2.3 of the Purchase Agreement should be replaced with the following: "Volume of the net third party sales of the Companies minus the sales to Enraf-Nonius Iberica S.A. plus the annual net sales (with deduction of VAT, indirect taxes, custom duties and discounts applied on the said sales) of Products made by Enraf-Nonius Iberica S.A. or by Companies of the PRIM group, parties, not including sales made between Enraf-Nonius Iberica S.A. and the companies of the PRIM group."

8.7 DIN procures and guarantees that the option rights granted by Delft Instruments N.V. to Enraf-Nonius employees shall be honoured in accordance with the terms set out in the individual option agreements.

8.8 The liability of Enraf-Nonius Medizintechnik GmbH with respect to the pensions referred to in the reimbursement agreement mentioned 8.4.7 (the "PENSION LIABILITY") shall never exceed NLG 3,320,000 (in words: three million three hundred and twenty thousand Dutch Guilders) plus accumulated compounded interest thereover. DIN shall indemnify Enraf-Nonius Medizintechnik GmbH for and hold it harmless against any and all liabilities, damages and expenses, of whichever nature, which arise for Enraf-Nonius Medizintechnik GmbH on account of the Pension Liability of Dimeq Verwaltung GmbH and which exceed NLG 3,320,000 (in words: three million three hundred and twenty thousand Dutch Guilders) plus accumulated interest thereover.

      IN WITNESS WHEREOF this Deed has been executed by the Parties hereto in 10 copies on the date set out on page one.



          /S/ DAN SUDDUTH                             /S/ R. VEENENGA KINGMA
      Healthcare B.V.                           Delft Instruments Nederland B.V.
      By: Dan Sudduth                           By:  R. Veenenga Kingma
      Its: Managing Director                    Its:



          /S/ RONTGENWEG BEHEER B.V.                  /S/ R. VEENENGA KINGMA
      N.V. Verenigde Instrumentenfabrieken      Delft Instruments International
                                                B.V.
      Enraf-Nonius                              By: R. Veenenga Kingma
      By: Rontgenweg Beheer B.V.                Its:
      Its:



          /S/ RONTGENWEG BEHEER B.V.                  /S/ RONTGENWEG BEHEER B.V.
      Beheermaatschappij Elektroptik B.V.        Delft Instruments France S.A.
      By:  Rontgenweg Beheer B.V.                By:  Rontgenweg Beheer B.V.
      Its:                                       Its:




          /S/ RONTGENWEG BEHEER B.V.                  /S/ R. VEENENGA KINGMA
      B.V. Industriele houdstermaatschappij      Enraf-Nonius Technology B.V.
      Odelca                                     By:  R. Veenenga Kingma
      By:  Rontgenweg Beheer B.V.                Its:
      Its:




          /S/ RONTGENWEG BEHEER B.V.                 /S/ RONTGENWEG BEHEER B.V.
      Beheermaatschappij Oldelft B.V.             Dimeq Verwaltungs GmbH
      By:  Rontgenweg Beheer B.V.                 By:  Rontgenweg Beheer B.V.
      Its:                                        Its: